Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANCED DISPOSAL FINALIZES AMENDMENT TO SENIOR SECURED CREDIT FACILITIES RESULTING IN A 0.50% REDUCTION IN THE COMPANY’S TERM LOAN DEBT OR OVER $7 MILLION IN ANNUAL CASH INTEREST SAVINGS

PONTE VEDRA, Fla. (November 15, 2017) — Advanced Disposal Services, Inc. (the “Company”) (NYSE: ADSW) announced today the finalization of the amendment (the “Amendment”) to its senior secured credit facilities (the “Senior Secured Credit Facilities”).

The Amendment will reduce the Company’s applicable margin on its Term Loans by 0.50% per annum, which at current debt levels would result in over $7 million of annual cash interest savings.

The Amendment is expected to close on or about November 21, 2017, subject to the satisfaction of various customary closing conditions.

Forward-Looking Statements

This press release contains “forward-looking” statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in such forward-looking statements, including but not limited to the cautionary warnings and risk factors included in the most recently filed Form 10-K and Form 10-Qs with the SEC.

About Advanced Disposal Services, Inc.

Advanced Disposal (NYSE: ADSW) brings fresh ideas and solutions to the business of a clean environment.  As the fourth largest solid waste company in the U.S., we provide integrated, non-hazardous solid waste collection, recycling and disposal services to residential, commercial, industrial, and construction customers across 16 states and the Bahamas.  Our team is dedicated to finding effective, sustainable solutions to preserve the environment for future generations. We welcome you to learn more at www.AdvancedDisposal.com or follow us on Facebook.

Contact:

Matthew Nelson

Advanced Disposal

(904) 737-7900, Matthew.Nelson@AdvancedDisposal.com

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